Execution Version

August 13, 2025

CONSENT TO CAL MICRO ACQUISITION
AND SECOND AMENDMENT TO THE NOTE PURCHASE AGREEMENT

Reference is made to that certain Note Purchase Agreement dated as of December 7, 2023 (as so amended, supplemented or otherwise modified prior to the date hereof, the “Note Purchase Agreement”), among Capstone Green Energy LLC (as “Company”), Capstone Green Energy Holdings, Inc. and Capstone Turbine Financial Services, LLC (as “Guarantors”), various purchasers, and Goldman Sachs Specialty Lending Group, L.P. (as “Collateral Agent”). Capitalized terms used but not defined in this consent and amendment to the Note Purchase Agreement (this “Consent and Second Amendment”) shall have the respective meanings assigned to them in the Note Purchase Agreement.

WHEREAS, as of the date hereof, Capstone Distributor Support Services Corporation (the “Purchaser”) is the sole Purchaser under the Note Purchase Agreement;

WHERAS, as of the date hereof, Purchaser is also the sole Preferred Member of the Company (as defined in that certain Amended and Restated Limited Liability Company Agreement dated December 7, 2023, among the Company and its members (the “LLC Agreement”);

WHEREAS, the Company has requested Purchaser’s consent (“Cal Micro Consent”), in accordance with Section 4.06(a)(xi) of the LLC Agreement, to its acquisition of Cal Microturbine, LLC, a Delaware limited liability company. (“Cal Micro,” and such acquisition, the “Cal Micro Acquisition”), and Purchaser’s  waiver (the “Purchase Agreement Waiver”) of certain terms of the Note Purchase Agreement in accordance with Section 10.5(a) of the Note Purchase Agreement in connection with the Cal Micro Acquisition.

WHEREAS, to induce the Purchaser to provide the Cal Micro Consent and the Purchase Agreement Waiver, the Note Parties, the Collateral Agent and the Purchaser (each a “Party” and collectively, the “Parties”) have agreed to amend certain terms and conditions of the Note Purchase Agreement as set forth herein;

WHEREAS, the Purchaser, executing this Consent and Second Amendment is willing to provide the Cal Micro Consent and Purchase Agreement Waiver subject to the terms and conditions herein, and representations made by the Company below;

NOW WHEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Conditions to Consent. Purchaser’s consent to the Cal Micro Acquisition is expressly conditioned on the Company’s compliance with each of covenants and conditions described in subsections (a) and (b) below (the “Cal Micro Consent Conditions”) in form, content and/or manner acceptable to the Purchaser, and in the Purchaser’s sole determination:
a.Minimum Cash Condition. The Purchaser understands that the purchase price for the Cal Micro Acquisition will be $10 million, comprised of $6 million in Cash paid at closing (the “Initial Payment”), and $4 million in Cash paid in 24 monthly installments of not more than $166,667 beginning on January 1, 2026 and ending on December 1, 2027 (the “Deferred Payment”).  The Company shall (i) ensure that, upon the closing of the Cal Micro Acquisition and following the payment of (x) the Initial Payment, and (y) all other fees, expenses and distributions contemplated by the closing of the Cal Micro Acquisition (including under all of the transaction documents relating thereto), other than the Deferred Payment (the payments contemplated by the foregoing (x) and (y) collectively, the “Closing Payments”), that Cal Micro (as acquired by the

Company) will have at least $1.25 million in Cash, and (ii) be in pro forma compliance with all obligations, covenants and conditions contained in the Note Purchase Agreement and the Note Documents both before and after giving effect to the Closing Payments.
b.Additional Guarantor Condition. Prior to the closing of the Cal Micro Acquisition, the Company shall undertake each of the actions set forth in Sections 5.10, 5.11 and/or 5.13 of the Note Purchase Agreement, as applicable pursuant to the terms thereof, and shall deliver to the Purchaser and the Collateral Agent in escrow all such other documents, instruments, agreements, and certificates as are reasonably requested by Collateral Agent to cause Cal Micro to become a Guarantor under the Note Purchase Agreement and a Grantor under the Pledge and Security Agreement, which shall be in form and substance satisfactory to the Collateral Agent (the “Guarantor Documentation”), and for such Guarantor Documentation to be effective substantially simultaneously with the closing of the Cal Micro Acquisition; provided, however, that the Company may deliver the following Guarantor Documentation after the date hereof, but in no case later than 60 days following the date hereof: (i) deposit account control agreements, (ii) landlord collateral access agreements, (iii) insurance certificates and (iv) items contemplated by section 4.4.1(b)(i) of the Pledge and Security Agreement.
2.Consent. Pursuant to Section 10.5(a) of the Note Purchase Agreement and Section 4.06(a)(xi) of the LLC Agreement, and subject to the full and final satisfaction of each the Consent Conditions (as determined by the Purchaser in its sole discretion), Purchaser hereby (a) approves and consents to the Company’s entry into the Cal Micro Acquisition, and (b) solely with respect to the Cal Micro Acquisition, waives the limitation on the aggregate Acquisition Consideration for a Permitted Acquisition under Section 6.7(f) of the Note Purchase Agreement.
3.Representations.  To induce Purchaser and Collateral Agent to enter into this Consent and Second Amendment, each Note Party hereby represents and warrants to Purchaser and Collateral Agent that:
a.each of the Note Parties and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect;
b.both (i) immediately prior to the Cal Micro Acquisition, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) neither Company nor any of its Subsidiaries (and upon the closing of the Cal Micro Acquisition, Cal Micro) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Note Purchase Agreement or the Note Documents;
c.the Representations and Warranties contained in Section 4 of the Note Purchase Agreement are true and correct with respect to each Note Party and, upon closing of the Cal Micro Acquisition, shall be true and correct with respect to Cal Micro;
d.the execution, delivery and performance of this Consent and Second Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto;

e.all transactions in connection with the Cal Micro Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
f.the Note Parties shall be in compliance with the financial covenants set forth in Section 6.8 of the Note Purchase Agreement on a Pro Forma Basis after giving effect to the Cal Micro Acquisition as of the last day of the Fiscal Quarter most recently ended;
g.Company has delivered to Purchaser (i) a Compliance Certificate evidencing compliance with Section 6.8 of the Note Purchase Agreement, (ii) all relevant financial information with respect to Cal Micro, including the aggregate consideration for the Cal Micro Acquisition and any other information required to demonstrate compliance with Section 6.8, (iii) a copy of the purchase agreement related to the Cal Micro Acquisition (and any related documents reasonably requested by Purchaser), (iv) quarterly and annual financial statements of Cal Micro for the most recent twelve month period ending no more than forty-five (45) days prior to the Cal Micro Acquisition, including any audited financial statements that are available to Company and (v) to the extent available, a quality of earnings report (including cash proof analysis) with respect to Cal Micro;
h.Cal Micro is and shall continue to only be in the same or similar business or lines of business in which Company and/or its Subsidiaries are engaged as of the date hereof;
i.for the four quarter period most recently ended prior to the date of the closing of the Cal Micro Acquisition, Cal Micro has generated earnings before income taxes, depreciation, and amortization during such period that exceeds Cal Micro’s capital expenditures (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures under the Note Purchase Agreement are calculated);
j.the Cal Micro Acquisition is non-hostile and is approved by the Board of Directors of Cal Micro;
k.the receivable owed to Cal Micro by TPI-Holloway Metals Recovery, LLC (“Holloway”) in the amount not less than $4.6 million (the “Holloway PO Receivable”) is validly owed and collectible by Cal Micro without any right of setoff as of the date of the closing of the Cal Micro Acquisition;
l.the operations of the Note Parties and their Subsidiaries, and to the knowledge of the Note Parties, the operations of Cal Micro, each are conducted (i) in compliance with the Controlled Substances Act (21 U.S.C. § 801 et seq) related to cannabis, including cannabis that meets the definition of “marihuana” or “marijuana” under 21 U.S.C. § 802(16), and all rules, regulations, and orders related thereto as well as (ii) in material compliance with all other applicable federal, state and local laws, statutes, rules, and regulations concerning cannabis in all jurisdictions in which the Note Parties and their Subsidiaries operate ((i) and (ii) collectively, “Cannabis Laws”); and
m.no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Note Parties or any of their Subsidiaries, and to the knowledge of the Note Parties, involving Cal Micro, with respect to the Cannabis Laws is pending or, to the knowledge of the Note Parties, threatened.
4.Amendments to the Note Purchase Agreement. To induce Purchaser and Collateral Agent to enter into this Consent and Second Amendment, the Parties hereby agree to amend the Note Purchase Agreement as follows:

a.Section 1.1 of the Note Purchase Agreement, titled “Definitions,” is hereby amended to add the following new defined term:

“Cannabis Laws” means (i) the Controlled Substances Act (21 U.S.C. § 801 et seq) related to cannabis, including cannabis that meets the definition of “marihuana” or “marijuana” under 21 U.S.C. § 802(16), and all rules, regulations, and orders related thereto; and (ii) all other federal, state and local applicable laws, statutes, rules, and regulations concerning cannabis in all jurisdictions in which the Company and its Subsidiaries operate.

“Consent and Second Amendment” means that certain Consent and Second Amendment to the Note Purchase Agreement dated August 13, 2025, among Capstone Distributor Support Services Corporation, the Collateral Agent and the Note Parties, regarding the Company’s acquisition of Cal Microturbine, Inc.

b.Section 6.5 of the Note Purchase Agreement, titled “Restricted Junior Payments,” is hereby amended as follows (emphasis has been added for illustrative purposes):

Restricted Junior Payments. No Note Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Company may declare and pay dividends or make other distributions to Company or any Note Party that is a Wholly-Owned Guarantor Subsidiary, and, subject to Section 5.14(c) herein, the Company may make any Deferred Payment (as defined in the Consent and Second Amendment), (b) to the extent the Company is treated as a partnership or disregarded entity for United States federal income tax purposes, cash distributions by the Company and its Subsidiaries to their direct or indirect equity holders, at the time and to the extent required to make tax distributions under Section 7.03 of the Company LLCA, as in effect on the date of this Agreement, or as otherwise amended with the Collateral Agent’s consent.

c.Section 5.14 of the Note Purchase Agreement, titled “Miscellaneous Covenants,” is hereby amended as follows (emphasis has been added for illustrative purposes):

Miscellaneous Covenants. Unless otherwise consented to by Requisite Purchasers, each of Holdings and Company will and will cause each of its Subsidiaries to: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity, in each case, other than an Affiliate that is a Subsidiary of Company; (c) the Company shall ensure that the Holloway PO Receivable remains validly owed and collectible by Cal Micro without any right of setoff until it is paid in Cash in full; (d) the Company shall fully and finally collect payment on the Holloway PO Receivable (as defined in the Consent and Second Amendment) in an amount not less than $4.6 million (paid in Cash without any setoff) on or before December 15, 2025; provided, however, to the extent an amount greater than or equal to $2,000,000 is collected on the Holloway PO Receivable by the Note Parties on or prior to October 15, 2025, the date on which the remaining amount shall be required to be fully and finally collected hereunder shall be automatically extended from December 15, 2025 to February 15, 2026 without any further deed or action; (e) no Note Party or its Subsidiaries shall make or pay any Deferred Payment (as defined in the Consent and Second Amendment) unless such Note Party and its

Subsidiaries shall be in pro forma compliance with all covenants of such Note Party and its Subsidiaries under this Note Purchase Agreement (including, for the avoidance of doubt, the financial covenants embodied in Section 6.8) (in each case, taking into account any grace or cure periods applicable thereto); (f) the Note Parties and their Subsidiaries shall not violate any applicable Cannabis Laws through the distribution, sale, lease, use and/or servicing of their products; and (g) no later than 24 hours of the closing of the Cal Micro Acquisition (as defined in the Consent and Second Amendment), the Company shall (i) cause the assignment of certain identified contracts (such contracts that have been provided to the Collateral Agent prior to the closing of the Cal Micro Acquisition, the “Identified Contracts”) to an alternative distributor and (ii) deliver to the Collateral Agent evidence of the assignment of the Identified Contracts.

5.Authorization of Purchaser and Collateral Agent. Purchaser and Collateral Agent are duly authorized and empowered to execute, deliver and perform this Consent and Second Amendment, and the execution, delivery or performance of this Consent and Second Amendment will not violate or contravene any law, rule, regulation or agreement affecting Purchaser and Collateral Agent.
6.Effective Date. This Consent and Second Amendment shall become effective as of the date first written above (the “Consent and Second Amendment Effective Date”), but, for the avoidance of doubt, Purchaser’s consent to the Cal Micro Acquisition shall not be effective until the date that all of the Consent Conditions described in Section 1 of this Consent and Second Amendment are satisfied in full (as provided in Section 2 of this Consent and Second Amendment).
7.Costs. The Note Parties agree to pay on demand all reasonable costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Consent and Second Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.  The Note Parties hereby confirm that the expense reimbursement and indemnification provisions set forth in Sections 10.2 and 10.3 of the Note Purchase Agreement as amended by this Consent and Second Amendment shall apply to this Consent and Second Amendment and the transactions contemplated hereby.
8.Release. Effective as of the Consent and Second Amendment Effective Date, the Note Parties hereby waive and release any and all claims or causes of action against the each of the Purchaser, the Collateral Agent and any of their respective officers, directors, employees, agents, attorneys, financial advisors, representatives, Subsidiaries, Affiliates or shareholders, (each in their capacities as such) that the Note Parties and their estates may have arising under or relating to the Note Purchase Agreement or any of the other Note Documents prior to the Consent and Second Amendment Effective Date (but not any such event that occurs on or subsequent to the Consent and Second Amendment Effective Date).
9.Miscellaneous.
a.No Waiver. This Consent and Second Amendment is a discretionary action by Purchaser and does not constitute, and shall not be deemed to be, a waiver of, any Event of Default that may exist or any future failure of any Note Party to fully comply with the Note Purchase Agreement and other Note Documents.  In addition, neither this discretionary action by Purchaser nor anything in this Consent and Second Amendment shall directly or indirectly: (i) constitute a consent to any future departure under the Note Purchase Agreement or create a course of dealing, (ii) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of the Note Purchase Agreement or any other Note Documents except as expressly set forth herein, (iii) except as expressly set forth in this Consent and Second Amendment, amend, modify or operate as a waiver of any provision of the Note Purchase Agreement or any other Note Documents or any right, power, privilege or remedy of Collateral

Agent or Purchasers thereunder, or (iv) constitute a course of dealing or other basis for altering any rights or obligations of Collateral Agent or Purchasers under the Note Documents or any Obligations of the Company or any other Note Party under the Note Purchase Agreement, other Note Documents or any other contract or instrument.
b.Incorporation. The Note Purchase Agreement and each other Note Document shall continue in full force and effect, and the consent and waivers set forth above are limited solely to the matters expressly stated above and shall not be deemed to be a waiver or amendment of, or a consent to departure from, any other provision of the Note Purchase Agreement.  This Consent and Second Amendment is a Note Document.  On and after the Consent and Second Amendment Effective Date, each reference in the Note Purchase Agreement (as amended by this Consent and Second Amendment) to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Note Purchase Agreement, and each reference in the other Note Documents to “Note Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended by this Consent and Second Amendment, and this Consent and Second Amendment and the Note Purchase Agreement as amended by this Consent and Second Amendment shall be read together and construed as a single instrument.
c.Ratification. Each Note Party ratifies and reaffirms (i) the Obligations and, in the case of each Guarantor, the Guaranteed Obligations, (ii) the Note Purchase Agreement (as amended by this Consent and Second Amendment) and the other Note Documents and (iii) all of such Note Party’s covenants, duties, indebtedness and liabilities thereunder.
d.Governing Law. This Consent and Second Amendment shall be governed by, and construed in accordance with the internal laws of the State of New York.
e.Binding Effect. This Consent and Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles and assigns.  Purchaser and each Note Party acknowledge and stipulate that the Note Purchase Agreement (as amended by this Consent and Second Amendment), and the other Note Documents executed by such Person are legal, valid and binding obligations of such Person that are enforceable against such Person in accordance with the terms thereof; all of the Obligations (and in the case of each Guarantor, all of the Guaranteed Obligations) are owning and payable without defense, offset or counterclaim; the security interests and liens granted by such Person in favor of the Collateral Agent for the benefit of the Secured Parties are duly perfected securities interest and liens with the priority provided in the Note Documents and continue to be in full force and effect on a continuous basis.
f.Entire Understanding. This Consent and Second Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect hereto.
g.Counterparts. This Consent and Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts; each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Consent and Second Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
h.Headings. Headings of the Sections of this Consent and Second Amendment have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned have executed this Consent and Second Amendment as of the date first written above.

Capstone Distributor Support Services Corporation, as Purchaser By: /s/ Matt Carter Name: _Matt Carter___________________ Title: __Director___________________
and Goldman Sachs Specialty Lending Group, L.P., as Collateral Agent By: /s/ Matt Carter Name: __Matt Carter__________________ Title: _Director____________________

{Purchaser and Collateral Agent Signature Page to Consent and Second Amendment}

IN WITNESS WHEREOF, the undersigned has executed this Consent and Second Amendment as of the date first written above.

Capstone Green Energy Holdings, Inc. By:/s/ Vincent J. Canino Name: ___Vincent Canino_________________ Title: ___President and Chief Executive Officer__________________
Capstone Green Energy LLC By: :/s/ Vincent J. Canino Name: _ Vincent Canino ___________________ Title: __ President and Chief Executive Officer ___________________
Capstone Turbine Financial Services, LLC By: :/s/ Vincent J. Canino Name: ___ Vincent Canino _________________ Title: _ President and Chief Executive Officer ____________________

{Note Parties Signature Page to Consent and Second Amendment}